Exhibit 10.31

February 9, 2018

Via Electronic Mail

Dear Adam,

We are pleased to extend an offer to join J. Crew Group, Inc. (“J. Crew” or “Company”) as President and Chief Experience Officer with a start date of on or before March 15, 2018. In this position, you will report to the Chief Executive Officer of J. Crew Group, Inc.

J. Crew is a company committed to creativity, quality and teamwork. We believe that you meet the high standards that we look for in our associates and are confident that, if you join our team, we can provide you with professional challenges and rewarding opportunities. This letter sets forth the terms of the offer to you. All amounts, payments, and benefits herein are subject to applicable tax withholdings and are expressed in U.S. Dollars.

Annual Salary

Your annual base salary will be $900,000.00 payable on a biweekly basis every other Friday in accordance with our normal payroll practices. This annual salary is essentially guaranteed for your first two years of employment in the event you are terminated without “cause” or resign for “good reason” (as those terms are defined herein).  In such circumstances, you shall be entitled to, and shall be paid, the remaining balance of your annual base salary from the termination date until your second anniversary, such payments to be made according to the Company’s normal payroll practices.  This means, for example, that if your employment is terminated without cause following twelve months of employment for which you have been paid your annual base salary, you shall be entitled to, and shall be paid, your annual base salary in bi-weekly installments for the remaining twelve months of the two-year period, notwithstanding the cessation of your employment. These payments shall be in addition to any other payments to which you are entitled, including without limitation under the other terms of this offer letter and the terms of the Non-disclosure, Non-solicitation, Non-competition, Work Product Ownership and Dispute Resolution Agreement (the “Non-Competition Agreement”).

Sign on Bonus

In addition, you will receive a $3,500,000.00 Sign-on Bonus paid in two installments: (i) $2,500,000.00 will be payable within two weeks of your first day of employment with the Company and (ii) a further $1,000,000.00 will be payable within two weeks of your first anniversary of employment. These payments are contingent only upon you neither being discharged for cause nor resigning without good reason prior to the date payment is made or due, whichever is sooner (hereafter referred to as the “Default Period”). More specifically, if during the Default Period your employment is terminated for cause or you resign without good reason, then you forfeit the right to any Sign-on Bonus installment not yet paid.  Notwithstanding the foregoing, if you voluntarily terminate your employment without good reason or are terminated for cause within 12 months after payment of either installment, you agree to repay J. Crew, within 30 days of your separation date, the gross amount of whichever installment had been most recently paid to you as of your separation date.

Relocation Assistance

We will provide you with relocation assistance in accordance with the Company’s Executive Core Flex relocation policy. Our relocation service provider will guide you through the process to help eliminate problems and stress associated with your move. If you voluntarily terminate your employment without good reason or are terminated for Cause (as defined herein) within one year after your start date, you agree to repay, within 30 days of your separation date, a prorated amount of all payments, benefits and expense reimbursements, paid by the Company in connection with your relocation, based on your period of employment with the company relative to the one-year period.

Housing Allowance

In order to help defray the costs of your living arrangements in connection with your move to New York City, throughout the period of your employment we will provide you with a monthly allowance (“Housing Allowance”) of up to $15,000 per month to be used for any payment obligations you have in relation to your new housing in the New York metro area, specifically including without limitation Brooklyn.  Where applicable, such allowance shall be paid by the Company directly to the applicable third-party, as you direct and in accordance with the terms of the documents governing the obligation. During December of each calendar year of your employment, the Company will calculate an amount equal to what your federal, state, and city tax withholdings were on the total calendar year for Housing Allowance payments (“Reimbursement Amount”).  On or before December 31st of each such year, the Company shall pay you the Reimbursement Amount.

Annual Bonus

In addition to the annual base salary, for each fiscal year during your employment, you will have the opportunity to earn an annual bonus (“Annual Bonus”) at the following percentages of your annual base salary if both the Company achieves certain performance objectives (which will be determined by the Company for each such fiscal year in accordance with the Company’s Annual Incentive Plan) and you achieve your performance goals established by the Company: target Annual Bonus of 150% of your Base Salary, up to a maximum bonus based upon the terms of the bonus plan as in effect from time to time. Notwithstanding the foregoing, for each of fiscal years 2018 and 2019, the Annual Bonus will not be less $1,350,000.00: This means that for each of these two fiscal years you are (a) guaranteed Annual Bonuses in the gross sum of $2,700,000, at a minimum and regardless of the terms of the Annual Incentive Plan, the Company’s or your performance against objectives, or any other consideration; and (b) eligible for an additional sum based on performance against objectives, up to the maximum allowable payment based on the terms of the Annual Incentive Plan in effect at that time. The only circumstances under which you forfeit the right to these otherwise guaranteed Annual Bonuses are the termination of your employment for cause or your resignation without good reason. More specifically, if during fiscal years 2018 or 2019 your employment is terminated for cause or you resign without good reason, then you forfeit the right to any otherwise guaranteed Annual Bonus not yet paid. For all subsequent fiscal years (i.e., 2020 forward), Annual Bonuses will be conditioned on achievement of performance objectives, as described above, administered subject to and according to the Company’s Annual Incentive Plan, and paid only if you are actively employed with the Company on the date of actual payment.

Performance Incentive Bonus

You will be eligible to earn an additional one-time bonus (the “Performance Incentive Bonus”) in the aggregate amount of up to five million dollars ($5,000,000), on the following basis: (1) 1/3 of the Performance Bonus will become vested upon achievement of Adjusted EBITDA (“EBITDA”), of no less than $275 million; (2) a further 1/3 of the Performance Bonus will become vested upon achievement of EBITDA of no less than $300 million; (3) and a final 1/3 of the Performance Bonus will become vested upon achievement of EBITDA of no less than $400 million, provided that, in all such cases the EBITDA will be determined on a trailing twelve fiscal month basis and must be sustained at such levels for a period of six (6) fiscal months thereafter, and further provided you have remained in continuous employment from your start date until such vesting date. Payment will be made as reasonably practicable following the vesting of each applicable EBITDA target, but in no event later than two and one-half months following the end of the calendar year in which the vesting date occurs. For this purpose, “Adjusted EBITDA” shall have the same meaning as reported to the SEC on a quarterly basis on Company’s Form 8-K.

Benefits

We want you to stay healthy, have a secure financial future and live a balanced work life. Accordingly, we offer a competitive benefits package to help you do this, including medical and dental insurance, paid time off, 401(k) savings plan (after 1 year with us unless previously eligible for our plan), etc.

Equity

In accordance with the Chinos Holdings, Inc. 2011 Equity Incentive Plan or any successor plan and the Management Stockholders Agreement (as amended from time to time, collectively the “Plan”), you will, as soon as reasonably practicable following your start date, be granted 1,085,440 restricted shares of Class A common stock, 682,780 of which shall be time-based vesting in equal installments on the first, second, third, and fourth anniversaries of the grant date, and 402,660 of which shall be performance based vesting (together the preferred stock and restricted stock shall be referred to as the “Equity Awards”). Notwithstanding the foregoing, the Equity Awards, if not earlier forfeited, shall become fully vested immediately prior to the effective date of a Change of Control (as defined in the Plan), unless the Plan administrator provides for the cash-out or assumption of one or all of the awards (or the substitution of another award of equal or greater value) by the acquiring entity (if any) or an affiliate thereof.

Otherwise, the performance based restricted shares shall vest as follows: upon the Company’s achievement of an EBITDA of $300 million in any given fiscal year, 100% of the performance based restricted stock shall vest (402,660 shares of Class A common stock); provided that if an EBITDA of $350 million to $500 million (the “Range”) is achieved in any given fiscal year, the vesting shall increase to between 100% and 150% in proportion to EBITDA increase within the Range up to a maximum vesting of 150% at the $500 million EBITDA threshold (603,990 shares of Class A common stock). The Equity Awards are subject to the Plan, the terms of the award agreements evidencing such Equity Awards, the terms of the Management Stockholders Agreement and other restrictions and limitations generally applicable to common stock of Parent or equity awards held by Company executives or otherwise imposed by law.

Severance

If your employment is terminated by J. Crew without cause, or you resign with good reason after the date of your eighteenth month anniversary of employment with the Company, you will be entitled to additional compensation and benefits (the “Severance Benefits”) per the definitions, terms and conditions set forth in the Non-Competition Agreement.

Cause and Good Reason

For purposes of this offer letter, “cause” shall be defined as, and limited to, (i)indictment, conviction or admission of any crime involving dishonesty, violence, or moral turpitude, (ii) willful misconduct or gross negligence in connection with the performance of your duties as a J. Crew employee, (iii) a willful and material breach of any representation or covenant provided herein, including without limitation, your willful failure to substantially perform your duties and responsibilities hereunder, after you have been given written notice specifying such breach and at least thirty (30) days to cure such breach, to the extent reasonably susceptible to cure, (iv) a fraudulent act or omission by you that is materially adverse to the reputation of J. Crew or any affiliate, (v) the disclosure by you of any confidential information of J. Crew to persons not authorized to know same, provided such disclosure is materially adverse to J. Crew’s reputation and/or operations, (vi) use of alcohol or drugs which violates Company policy, materially interferes with your performance of your duties, or compromises the integrity or reputation of the Company, (vii) excessive absence from work other than as a result of disability, and (viii) a material violation of J. Crew’s Code of Ethics and Business Practices, or any legal obligations or requirements, including, without limitation, failure to provide any certification as may be required by law.  No act or failure to act by you shall be considered "willful" if done or omitted by you in good faith and on the reasonable belief that such act or omission was authorized by the Company.  Before exercising its right to terminate your employment for the reasons set forth at sub-parts (iii), (vi), (vii) or (viii) above, J. Crew must first provide you with (a) a written demand for substantial performance in cases where cure is reasonably possible, which specifically identifies the alleged performance deficits and/or breaches within 30 days of Company’s knowledge of the initial occurrence of each specific event constituting “cause”, and (b) a reasonable opportunity to cure which shall not be less than thirty days.

For purposes of this offer letter, “good reason” shall be defined as, and limited to: (i) the Company’s material breach of any term of this letter agreement or any other material contractual obligation to you; (ii) a material and continuing reduction of your duties, position or responsibilities; (iii) a failure or refusal to timely pay, or a material reduction in the amount of, your Annual Salary, Annual Bonus opportunity, Performance Incentive Bonus, Sign-on Bonus and/or Severance; and/or (iv) a material change in the geographic location of your primary work facility or location; provided, that a relocation of less than thirty-five (35) miles from your then present location will not be considered a material change in geographic location.  Resignation for good reason shall not be effective unless and until you provide the Company with (a) a written demand for substantial performance, in cases where cure is reasonably possible, which specifically identifies the alleged deficit and/or breach that constitutes good reason within 30 days of your knowledge of the initial occurrence of each specific event constituting “good reason”, and (b) you give the Company a reasonable opportunity to cure which shall not be less than thirty days.

Two-Year Guaranteed Compensation

The intent and purpose of the above terms regarding your Sign on Bonus, Annual Salary, Annual Bonus, and Severance is to guarantee you, in all circumstances other than discharge for cause and/or resignation without good reason, total compensation for your first two years of employment in the minimum gross sum of $8.00 million, exclusive of equity interests, with the opportunity to earn more through Annual Bonuses in excess of the guaranteed minimums and stock grants. The $8.00 million figure approximates the minimum aggregate sum of your Annual Salary for a period of two years, your Sign-on Bonus, and your two guaranteed Annual Bonuses.  You will lose the right to these guaranteed minimums only if you are discharged for “cause” or you resign without good reason.  Nothing set forth in this letter or elsewhere, or communicated through any other form or medium, may be construed to suggest anything to the contrary.

Restrictive Covenants and Confidential Information

As additional consideration for J.Crew extending this offer and in light of the sensitive nature of your position with J. Crew, you agree to execute, concurrent with your signature of this offer letter, a separate agreement, specifically the above-referenced Non-Competition Agreement, with the Company in which you agree to comply with certain non-competition and non-solicitation covenants during the term of your employment and for a period of time following termination of such employment for any reason, as well as obligations relating to the treatment and ownership of confidential information.

Proprietary Information and Trade Secrets of Others

By signing this offer letter, you acknowledge that you are not bound by any non-compete or non-solicitation restriction with any organization which would restrict the fulfillment of the terms of your employment with J. Crew, and that to the best of your knowledge you have provided J. Crew a copy of any and all existing non-compete or non-solicitation restrictions to which you may currently be subject. You also acknowledge that you have been advised by your own attorney with regards to any such agreements. J. Crew reserves its rights regarding your employment in the event a prior employer makes a claim regarding any agreements you may have with them. In addition, you represent to J. Crew that you do not have any other agreements, arrangements or commitments with any other person or entity that conflict with accepting this offer or performing your obligations and that you will not disclose to J. Crew or use any proprietary information or trade secrets of another person or entity. You also agree that you will keep all proprietary, confidential information of J. Crew strictly confidential and not disclose any such information during or after your employment without J. Crew’s prior written consent, and that you will abide by all J. Crew policies, including, but not limited to, those contained in the J. Crew Code of Ethics and Business Practices.

At Will Employment

By reviewing and signing this letter, you understand that your employment is “at will” and may be terminated by you or J. Crew at any time and for any reason. No representative of J. Crew other than a J. Crew executive officer has the authority to enter into any agreement for employment for a specified duration or to any agreement other than at-will. Any such agreement that changes your at-will status must be explicit, in writing, and signed by an executive officer and you. This offer is contingent upon the successful completion of a background screen, reference check and your ability to provide the necessary original documents needed to satisfactorily complete the Form I-9 of the US Citizenship & Immigration Service. No employment shall commence, and eligibility for benefits will not be made available until you have provided the aforementioned documents.

Section 409A of the Code

The intent of the parties is that payments and benefits herein comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated there under (except to the extent exempt as short-term deferrals or otherwise), and accordingly, to the maximum extent permitted, shall be interpreted to be in compliance therewith.

If you agree that J. Crew and this offer are right for you, kindly sign and date the enclosed copy of this letter and return it in the enclosed self-addressed stamped envelope. Please keep the other copy for your records. If you have any questions, please do not hesitate to contact us.

We are truly excited to have you join our team and look forward to working with you.

Very truly yours,

/s/LYNDA MARKOE

Lynda Markoe

Chief Administrative Officer, Global Head of Human Resources & Legal
AGREED TO AND ACCEPTED:

/s/ADAM BROTMAN
Adam Brotman
Date: February 12, 2018